Exhibit 99.1

Jazz Pharmaceuticals Announces Full Year and Fourth Quarter 2025 Financial Results and Provides 2026 Financial Guidance

– Record total revenues of $4.3 billion in 2025 (+5% YoY) and $1.2 billion (+10% YoY) in 4Q25 –

– Expect to complete sBLA submission in 1Q26 under RTOR for zanidatamab in HER2+ 1L GEA –

– Xywav® achieved $1.7 billion in revenue and 12% YoY growth in 2025 –

– Epidiolex® achieved $1.1 billion in revenue and 9% YoY growth in 2025 –

– Strong Modeyso™ launch with $37 million in revenue in first full quarter on market –

– Expect 2026 total revenues of $4.25 to $4.50 billion –

DUBLIN, February 24, 2026 -- Jazz Pharmaceuticals plc (Nasdaq: JAZZ) today announced financial results for the full year and fourth quarter of 2025 and provided financial guidance for 2026.

“2025 was an exceptional year for Jazz, representing our 21st consecutive year of top-line growth and underscoring our commitment to operational excellence as we deliver meaningful innovation for patients,” said Renee Gala, president and chief executive officer of Jazz Pharmaceuticals. “In the fourth quarter, our disciplined execution resulted in $1.2 billion in revenue, reflecting 10% year-over-year growth and our highest revenue quarter ever. This performance provides us with strong momentum into 2026, as we prepare for the potential launch of zanidatamab in GEA, sustain launch execution for Modeyso and Zepzelca®, and reinforce the differentiated profiles of Epidiolex and Xywav as the leading branded treatments for epilepsy and narcolepsy, respectively. In parallel, we continue to advance our pipeline and pursue a corporate development strategy aligned with our rare disease focus that supports durable growth and long-term value creation for patients and shareholders.”

“Jazz had a transformative year across our R&D pipeline, led by the HERIZON-GEA-01 data, which we believe firmly positions zanidatamab as the HER2-targeted agent of choice, with the potential to reshape first-line treatment for HER2+ metastatic GEA patients,” said Rob Iannone, M.D., M.S.C.E., executive vice president, global head of research and development, and chief medical officer of Jazz Pharmaceuticals. “We expect to build on this progress in 2026, as these results not only highlight zanidatamab’s potential to help patients with GEA, but also de-risk our clinical trials in additional indications, including HER2+ metastatic breast cancer.”

Key 2025 Highlights

•Total revenues in 2025 grew to $4.3 billion (+5% year-over-year (YoY)), generating $1.4 billion in cash from operations.
•Research & Development:
◦Practice-changing Phase 3 HERIZON-GEA-01 results support zanidatamab as the HER2-targeted agent of choice in HER2+ 1L gastroesophageal adenocarcinoma (GEA), regardless of PD-L1 status.
◦Multiple registrational trials of zanidatamab are underway, including in metastatic breast cancer (mBC), supporting a broad development program designed to maximize patient impact and long-term shareholder value.

•Commercial:
◦Continued leadership in rare sleep with Xywav net product sales increasing to $1.7 billion (+12% YoY) and total sleep franchise1 revenues exceeding $2 billion in 2025.
◦Epidiolex/Epidyolex® generated more than $1 billion in 2025 net product sales (+9% YoY).
◦Completed acquisition of Chimerix Inc., secured FDA approval for and successfully launched Modeyso (dordaviprone) in H3 K27M-mutant diffuse midline glioma, achieving $48 million in sales since launch in August 2025.
◦Received FDA approval and launched Zepzelca, in combination with atezolizumab, for first-line maintenance treatment of extensive-stage small cell lung cancer.
•Company expects 2026 total revenue of between $4.25 and $4.50 billion, with double-digit growth across the combined epilepsy and oncology franchises, and Xywav revenue flat to up mid-single digits.
•Tom Riga was named chief business officer to accelerate corporate development efforts across rare disease.

Business Updates

Xywav (calcium, magnesium, potassium, and sodium oxybates) oral solution:
•Xywav net product sales increased 12% to $1.7 billion in 2025 and increased 16% to $465 million in 4Q25 compared to the same periods in 2024.
•Strong new patient growth continued, with approximately 500 net patient adds in 4Q25. There were approximately 16,175 active patients exiting the quarter, comprised of approximately 10,950 narcolepsy patients and approximately 5,225 idiopathic hypersomnia (IH) patients.

Epidiolex/Epidyolex (cannabidiol):
•Epidiolex/Epidyolex achieved blockbuster status in 2025 with net product sales increasing 9% to $1.1 billion in 2025 and increasing 4% to $287 million in 4Q25 compared to the same periods in 2024.

Ziihera® (zanidatamab-hrii):
•Ziihera net product sales in biliary tract cancer (BTC) were $25 million in 2025 and $9 million in 4Q25 following product launch in December 2024.
•Expect to complete supplemental biologics license application (sBLA) submission under Real Time Oncology Review (RTOR) in 1Q26 with potential launch in 1L HER2+ GEA in 2H26.
•FDA granted Breakthrough Therapy designation (BTD) for zanidatamab's development for patients with HER2+ unresectable locally advanced or metastatic GEA.
•Submitted HERIZON-GEA-01 data for potential inclusion in National Comprehensive Cancer Network (NCCN) guidelines.
•EmpowHER-BC-303 trial in mBC patients previously treated with, or intolerant to, trastuzumab deruxtecan on track to complete enrollment in 1H27, with top-line results expected in late 2027 or early 2028.

Modeyso (dordaviprone):
•Following product launch in August 2025, Modeyso net product sales were $48 million in 2025 and $37 million in 4Q25.
•The Company sold its Rare Pediatric Disease Priority Review Voucher for gross proceeds of $200 million (50% to Jazz).

1 Rare sleep franchise consists of Xywav, Xyrem® and high-sodium oxybate authorized generic (AG) royalties.

Zepzelca (lurbinectedin):
•Zepzelca net product sales decreased 4% to $307 million in 2025 and increased 15% to $90 million in 4Q25 compared to the same periods in 2024.

Financial Highlights

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share amounts)	2025	2024	2025	2024
Total revenues	$1,197,926	$1,088,173	$4,267,586	$4,068,950
GAAP net income (loss)	$203,451	$191,115	$(356,148)	$560,120
Non-GAAP adjusted net income[1]	$420,888	$400,525	$521,924	$1,351,970
GAAP earnings (loss) per share	$3.21	$3.11	$(5.84)	$8.65
Non-GAAP adjusted earnings per share[1]	$6.64	$6.51	$8.38	$20.65
____________________________
1.Commencing with the first quarter of 2025, we are no longer including an adjustment for non-cash interest expense in the Company's non-GAAP adjusted financial measures and for the purposes of comparability, non-GAAP adjusted financial measures for the 2024 periods have been updated to reflect this change. See “Non-GAAP Financial Measures” below.

Reconciliations of applicable GAAP reported to non-GAAP adjusted information are included at the end of this press release.
Total Revenues

	Three Months Ended December 31,		Year Ended December 31,
(In thousands)	2025	2024	2025	2024
Xywav	$465,451	$400,964	$1,656,986	$1,473,202
Xyrem	37,781	49,290	146,034	233,816
Epidiolex/Epidyolex	287,122	275,047	1,059,197	972,423
Sativex	1,503	5,173	16,277	18,877
Total Neuroscience	791,857	730,474	2,878,494	2,698,318
Rylaze/Enrylaze	108,160	101,487	402,920	410,846
Zepzelca	90,440	78,328	307,309	320,318
Defitelio/defibrotide	58,872	57,650	199,392	216,565
Vyxeos	34,731	53,247	146,709	162,595
Modeyso	36,541	—	48,043	—
Ziihera	8,538	1,051	24,810	1,051
Total Oncology	337,282	291,763	1,129,183	1,111,375
Other	3,309	2,974	14,172	11,471
Product sales, net	1,132,448	1,025,211	4,021,849	3,821,164
High-sodium oxybate AG royalty revenue	55,696	55,307	211,725	217,575
Other royalty and contract revenues	9,782	7,655	34,012	30,211
Total revenues	$1,197,926	$1,088,173	$4,267,586	$4,068,950

Total revenues increased 5% in 2025 and 10% in 4Q25 compared to the same periods in 2024.
Total neuroscience revenue, including high-sodium oxybate AG royalty revenue, was $3.1 billion in 2025, an increase of 6% compared to $2.9 billion in 2024, and $848 million in 4Q25, an increase of 8% compared to $786 million in 4Q24. The increase in both periods was primarily due to higher Xywav and Epidiolex/Epidyolex net product sales, partially offset by decreased Xyrem net product sales.
Oncology net product sales were $1.1 billion in 2025, an increase of 2% compared to 2024, and $337 million in 4Q25, an increase of 16% compared to $292 million in 4Q24, primarily due to the inclusion of Modeyso and Ziihera net product sales in both periods. The increase in 4Q25 also included higher Zepzelca net product sales, partially offset by decreased Vyxeos® net product sales.

Operating Expenses and Income Tax (Benefit) Expense

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except percentages)	2025	2024	2025	2024
GAAP:
Cost of product sales	$153,528	$128,713	$503,296	$445,713
Gross margin on product sales, net	86.4%	87.4%	87.5%	88.3%
Selling, general and administrative	$406,212	$369,287	$1,809,271	$1,385,294
% of total revenues	33.9%	33.9%	42.4%	34.0%
Research and development	$213,909	$240,500	$782,736	$884,000
% of total revenues	17.9%	22.1%	18.3%	21.7%
Acquired in-process research and development	$—	$—	$947,862	$10,000
Income tax (benefit) expense	$4,963	$(57,912)	$(272,443)	$(91,429)
Effective tax rate	2.4%	(43.5)%	43.4%	(19.4)%

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except percentages)	2025	2024	2025	2024
Non-GAAP adjusted:
Cost of product sales	$106,841	$86,492	$336,016	$295,897
Gross margin on product sales, net	90.6%	91.6%	91.6%	92.3%
Selling, general and administrative	$360,533	$323,167	$1,603,255	$1,226,724
% of total revenues	30.1%	29.7%	37.6%	30.1%
Research and development	$189,915	$220,857	$686,645	$809,327
% of total revenues	15.9%	20.3%	16.1%	19.9%
Acquired in-process research and development	$—	$—	$947,862	$10,000
Income tax (benefit) expense	$73,628	$(435)	$(26,467)	$127,093
Effective tax rate	14.9%	(0.1)%	(5.3)%	8.6%

Changes in operating expenses and income tax (benefit) expense in 2025 and 4Q25 over the prior year periods are primarily due to the following:
•Cost of product sales, on a GAAP and non-GAAP adjusted basis, increased in 2025 compared to 2024, primarily due to changes in product mix. Cost of product sales, on a GAAP basis, in 2025 included higher acquisition accounting inventory fair value step up expense compared to 2024. Cost of product sales, on a GAAP and non-GAAP adjusted basis, increased in 4Q25 compared to 4Q24, primarily due to changes in product mix, partially offset by lower inventory provisions.
•Selling, general and administrative (SG&A) expenses, on a GAAP and non-GAAP adjusted basis, increased in 2025 compared to 2024, primarily due to Xyrem antitrust litigation settlements of

$234 million, the Avadel litigation settlement of $90 million and higher compensation-related expenses. SG&A expenses, on a GAAP and non-GAAP adjusted basis, increased in 4Q25 compared to 4Q24, primarily due to higher compensation-related expenses.
•Research and development (R&D) expenses, on a GAAP and non-GAAP adjusted basis, decreased in 2025 and 4Q25, compared to the same periods in 2024, primarily due to lower clinical study costs primarily related to zanidatamab as a result of timing of clinical trial activities, JZP385 (essential tremor) following discontinuation of this program, and JZP258 (XYLO/DUET) due to the completion of these trials in the first half of 2025, partially offset by the addition of costs relating to Modeyso and increased personnel costs following the acquisition of Chimerix.
•Acquired in-process research and development (IPR&D) in 2025, on a GAAP and non-GAAP adjusted basis, represents the value allocated to Modeyso in the Chimerix Acquisition of $905 million and the upfront payment made in connection with our global license agreement with Saniona of $43 million.
•Income tax benefit in 2025, on a GAAP and non-GAAP adjusted basis, included a benefit of $213 million on recognition of certain U.S. federal and state deferred tax assets acquired through the Chimerix acquisition. Income tax benefit, on a GAAP and non-GAAP adjusted basis, in 4Q24 was primarily due to patent box benefits recognized.

Cash Flow and Balance Sheet
As of December 31, 2025, cash, cash equivalents and investments were $2.4 billion, and the outstanding principal balance of the Company’s long-term debt was $5.4 billion. In addition, the Company had undrawn borrowing capacity under a revolving credit facility of $885 million. For the year ended December 31, 2025, the Company generated $1.4 billion of cash from operations reflecting strong business performance and continued financial discipline.

2026 Financial Guidance
Jazz Pharmaceutical's full year 2026 financial guidance is as follows:

(In millions)	Guidance
Total Revenues	$4,250 - $4,500

(In millions, except percentages)	GAAP	Non-GAAP
Gross margin %	89% - 90%	90% - 91%[1]
SG&A expenses	$1,424 - $1,497	$1,260 - $1,320[1]
R&D expenses	$811 - $867	$725 - $775[1]
Effective tax rate	0% - 10%	11.5% - 13.5%[1]
Weighted-average ordinary shares outstanding[2]	65 - 66	65 - 66
___________________________
1.See "Non-GAAP Financial Measures" below. Reconciliations of non-GAAP adjusted guidance measures are included in the table titled "Reconciliation of 2026 GAAP to Non-GAAP Guidance Measures".
2.Assumes inclusion of shares outstanding in relation to the 2.000% exchangeable senior notes due 2026, or the 2026 Notes, and the 3.125% exchangeable senior notes due 2030, or the 2030 Notes, which we refer to collectively as the Exchangeable Senior Notes, given the Company's share price exceeds the conversion prices of the Exchangeable Senior Notes.

Conference Call Details
Jazz Pharmaceuticals will host an investor conference call and live audio webcast today at 4:30 p.m. ET (9:30 p.m. GMT) to provide a business and financial update and discuss its 2025 full year and 4Q25 results and 2026 guidance.

Interested parties may register for the call here or via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast.

A replay of the webcast will be available via the Investors section of the Jazz Pharmaceuticals website at www.jazzpharmaceuticals.com.

About Jazz Pharmaceuticals
Jazz Pharmaceuticals plc (NASDAQ: JAZZ) is a global biopharma company whose purpose is to innovate to transform the lives of patients and their families. We are dedicated to developing life-changing medicines for people with rare disease — often with limited or no therapeutic options. We have a diverse portfolio of medicines, including leading therapies addressing epilepsies, cancers and sleep disorders. Our patient-focused and science-driven approach powers pioneering research and development advancements across our robust pipeline of innovative therapeutics. Jazz is headquartered in Dublin, Ireland with research and development laboratories, manufacturing facilities and employees in multiple countries committed to serving patients worldwide. Please visit www.jazzpharmaceuticals.com for more information.

Non-GAAP Financial Measures
To supplement Jazz Pharmaceuticals’ financial results and guidance presented in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses certain non-GAAP (also referred to as adjusted or non-GAAP adjusted) financial measures in this press release and the accompanying tables. In particular, the Company presents non-GAAP adjusted net income (and the related per share measure) and its line-item components, as well as certain non-GAAP adjusted financial measures derived therefrom, including non-GAAP adjusted gross margin percentage and non-GAAP adjusted effective tax rate. Non-GAAP adjusted net income (and the related per share measure) and its line-item components exclude from GAAP reported net income (loss) (and the related per share measure) and its line-item components certain items, as detailed in the reconciliation tables that follow, and in the case of non-GAAP adjusted net income (and the related per share measure), adjust for the income tax effect of the non-GAAP adjustments. In this regard, the components of non-GAAP adjusted net income, including non-GAAP adjusted cost of product sales, SG&A expenses and R&D expenses, are income statement line items prepared on the same basis as, and therefore components of, the overall non-GAAP adjusted net income measure.

The Company believes that each of these non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors and analysts and that each of these non-GAAP financial measures, when considered together with the Company’s financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare the Company’s results from period to period, to its forward-looking guidance, and to identify operating trends in the Company’s business. In addition, these non-GAAP financial measures are regularly used by investors and analysts to model and track the Company’s financial performance. Jazz Pharmaceuticals’ management also regularly uses these non-GAAP financial measures internally to understand, manage and evaluate the Company’s business and to make operating decisions, and compensation of executives is based in part on certain of these non-GAAP financial measures. Because these non-GAAP financial measures are important internal measurements for Jazz Pharmaceuticals’ management, the Company also believes that these non-GAAP financial measures are useful to investors and analysts since these measures allow for greater transparency with respect to key financial metrics the Company uses in assessing its own operating performance and making operating decisions. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures; should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP; have no standardized meaning prescribed by GAAP; and are not prepared under any comprehensive set of accounting rules or principles in the reconciliation tables that follow. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its non-GAAP financial measures; and the Company has ceased, and may in the future cease, to exclude items that it has historically excluded for purposes of its non-GAAP financial measures. In this regard, commencing with the first quarter of 2025, the Company is no longer including an adjustment for non-cash interest expense in the Company's non-GAAP adjusted financial measures. For purposes of comparability, non-GAAP adjusted financial measures for the 2024 periods have been updated to reflect this change. Likewise, the Company may determine to modify the nature of its adjustments to arrive at its non-GAAP financial measures. Because of the non-standardized definitions of non-GAAP financial measures, the non-GAAP financial measures as used by Jazz Pharmaceuticals in this press release and the accompanying tables have limits in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Cautionary Note Concerning Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to: the Company’s growth prospects and future financial and operating results, including the Company’s 2026 financial guidance and the Company’s expectations related thereto, including with respect to anticipated catalysts; anticipated multiple near-term pipeline catalysts that each represent significant opportunities to drive greater revenue and create long-term value; the Company’s advancement of pipeline programs and the timing of development activities, regulatory activities, approvals, and submissions related thereto, including the timing of the completion of the submission of the sBLA for, and launch and approval of, zanidatamab in 1L GEA; planned or anticipated clinical trial events, including with respect to initiations, enrollment and data read-outs, and the anticipated timing thereof; and the Company’s development, regulatory and commercialization strategy; the Company’s expectations with respect to its products and product candidates and the potential of the Company’s products and product candidates and the potential regulatory path related thereto; including zanidatamab's potential to be the HER2-targeted agent of choice in HER2+ 1L GEA, regardless of PD-L1 status, and to reshape first-line treatment for HER2+ metastatic GEA patients; the Company’s capital allocation and corporate development strategy; the potential successful future development, manufacturing, regulatory and commercialization activities; the Company’s ability to realize the commercial potential of its products; the Company’s net product sales and goals for net product sales from new and acquired products; the Company’s views and expectations relating to its patent portfolio, including with respect to expected patent protection, as well as expectations with respect to exclusivity; the Company’s clinical trials confirming clinical benefit or enabling regulatory submissions, including the potential of the ongoing Phase 3 ACTION trial to confirm clinical benefit of Modeyso in recurrent H3 K27M-mutant diffuse glioma and extend to use in first-line patients; and other statements that are not historical facts. These forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties.

Actual results and the timing of events could differ materially from those anticipated in such forward- looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: maintaining or increasing sales of, and revenue from, Xywav, Epidiolex/Epidyolex, Ziihera, Modeyso, Zepzelca and other lead marketed products; effectively launching and commercializing the Company’s other products and product candidates; the successful completion of development and regulatory activities with respect to the Company’s product candidates; obtaining and maintaining adequate coverage and reimbursement for the Company’s products; the time-consuming and uncertain regulatory approval process, including the risk that the Company’s current and/or planned regulatory submissions may not be submitted, accepted or approved by applicable regulatory authorities in a timely manner or at all, including the risk that the Company’s sBLA submission for zanidatamab in 1L GEA may not be completed or, if completed, approved in a timely manner or at all; the costly and time-consuming pharmaceutical product development process and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to the Company’s business operations and financial results; protecting and enhancing the Company’s intellectual property rights and the Company’s commercial success being dependent upon the Company obtaining, maintaining and defending intellectual property protection and exclusivity for its products and product candidates; delays or problems in the supply or manufacture of the Company’s products and product candidates; complying with applicable U.S. and non-U.S. regulatory requirements, including those governing the research, development, manufacturing and distribution of controlled substances; government investigations, legal proceedings and other actions; identifying and consummating corporate development transactions, financing these transactions and successfully integrating acquired products, product candidates and businesses; the Company’s ability to realize the anticipated benefits of its collaborations and license agreements with third parties; the sufficiency of the Company’s cash flows and capital resources; the Company’s ability to achieve targeted or expected future financial performance and results and the uncertainty of future tax, accounting and other provisions and estimates; the Company’s ability to meet its projected long-term goals and objectives, in the time periods that the Company anticipates, or at all, and the inherent uncertainty and significant judgments and assumptions underlying the Company’s long-term goals and objectives; fluctuations in the market price and trading volume of the Company's ordinary shares; and other risks and uncertainties affecting the Company, including those described from time to time under the caption “Risk Factors” and elsewhere in the Company’s Securities and Exchange Commission filings and reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 2025, and future filings and reports by the Company. Other risks and uncertainties of which the Company is not currently aware may also affect the Company's forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated.

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues:
Product sales, net	$1,132,448	$1,025,211	$4,021,849	$3,821,164
Royalties and contract revenues	65,478	62,962	245,737	247,786
Total revenues	1,197,926	1,088,173	4,267,586	4,068,950
Operating expenses:
Cost of product sales (excluding amortization of acquired developed technologies)	153,528	128,713	503,296	445,713
Selling, general and administrative	406,212	369,287	1,809,271	1,385,294
Research and development	213,909	240,500	782,736	884,000
Intangible asset amortization	169,742	158,903	654,661	627,313
Acquired in-process research and development	—	—	947,862	10,000
Total operating expenses	943,391	897,403	4,697,826	3,352,320
Income (loss) from operations	254,535	190,770	(430,240)	716,630
Interest expense, net	(45,406)	(51,256)	(195,051)	(238,097)
Foreign exchange loss	(658)	(6,295)	(2,568)	(8,182)
Income (loss) before income tax expense (benefit) and equity in loss of investees	208,471	133,219	(627,859)	470,351
Income tax expense (benefit)	4,963	(57,912)	(272,443)	(91,429)
Equity in loss of investees	57	16	732	1,660
Net income (loss)	$203,451	$191,115	$(356,148)	$560,120

Net income (loss) per ordinary share:
Basic	$3.33	$3.16	$(5.84)	$9.06
Diluted	$3.21	$3.11	$(5.84)	$8.65
Weighted-average ordinary shares used in per share calculations - basic	61,058	60,538	60,981	61,838
Weighted-average ordinary shares used in per share calculations - diluted	63,433	61,503	60,981	66,007

JAZZ PHARMACEUTICALS PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$1,391,899	$2,412,864
Investments	1,050,000	580,000
Accounts receivable, net of allowances	830,747	716,765
Inventories	416,962	480,445
Prepaid expenses	152,481	177,411
Other current assets	323,954	261,543
Total current assets	4,166,043	4,629,028
Property, plant and equipment, net	199,857	173,413
Operating lease assets	58,880	53,582
Intangible assets, net	4,429,510	4,755,695
Goodwill	1,829,340	1,716,323
Deferred tax assets, net	869,130	560,245
Deferred financing costs	7,550	9,489
Other non-current assets	99,030	114,482
Total assets	$11,659,340	$12,012,257
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$122,061	$77,869
Accrued liabilities	1,034,170	910,947
Current portion of long-term debt	1,029,903	31,000
Income taxes payable	56,387	18,757
Total current liabilities	2,242,521	1,038,573
Long-term debt, less current portion	4,328,354	6,077,640
Operating lease liabilities, less current portion	50,892	38,938
Deferred tax liabilities, net	594,470	676,736
Other non-current liabilities	124,519	86,614
Total shareholders’ equity	4,318,584	4,093,756
Total liabilities and shareholders’ equity	$11,659,340	$12,012,257

JAZZ PHARMACEUTICALS PLC
SUMMARY OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2025	2024
Net cash provided by operating activities	$1,355,773	$1,395,908
Net cash used in investing activities	(1,509,913)	(508,195)
Net cash provided by (used in) financing activities	(873,380)	20,516
Effect of exchange rates on cash and cash equivalents	6,555	(1,675)
Net increase (decrease) in cash and cash equivalents	$(1,020,965)	$906,554

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2025		2024		2025		2024
	Net Income	Diluted Earnings Per Share (EPS)	Net Income	Diluted EPS	Net Income (Loss)	Diluted EPS/(Loss) Per Share (LPS)	Net Income	Diluted EPS[1]
GAAP reported	$203,451	$3.21	$191,115	$3.11	$(356,148)	$(5.84)	$560,120	$8.65
Intangible asset amortization	169,742	2.68	158,903	2.58	654,661	10.51	627,313	9.50
Share-based compensation expense	70,854	1.12	70,190	1.14	291,133	4.67	248,045	3.76
Acquisition accounting inventory fair value step-up	40,604	0.64	37,794	0.61	147,948	2.38	135,014	2.05
Integration related expenses[2]	4,902	0.08	—	—	30,306	0.49	—	—
Income tax effect of above adjustments	(68,665)	(1.09)	(57,477)	(0.93)	(245,976)	(3.95)	(218,522)	(3.31)
Effect of potentially dilutive ordinary shares on non-GAAP adjusted EPS	—	—	—	—	—	0.12	—	—
Non-GAAP adjusted	$420,888	$6.64	$400,525	$6.51	$521,924	$8.38	$1,351,970	$20.65
Weighted-average ordinary shares used in diluted per share calculations - GAAP[1]	63,433		61,503		60,981		66,007
Dilutive effect of employee equity incentive and purchase plans	—		—		1,304		—
Dilutive effect of the 2030 Notes	—		—		3		—
Weighted-average ordinary shares used in diluted per share calculations - non-GAAP[1]	63,433		61,503		62,288		66,007
________________________________________________
Explanation of Adjustments and Certain Line Items:
1.Diluted EPS was calculated using the "if-converted" method in relation to the 2026 Notes. In July 2024, we made the irrevocable election to net share settle the 2026 Notes. As a result, the assumed issuance of ordinary shares upon exchange of the 2026 Notes has only been included in the calculation of diluted EPS, on a GAAP and non-GAAP adjusted basis, up to the date the irrevocable election was made. Net income per diluted share, on a GAAP and on a non-GAAP adjusted basis, for the year ended December 31, 2024, included 3.5 million shares related to the assumed conversion of the 2026 Notes and the associated interest expense, net of tax, add-back to GAAP reported net income and non-GAAP adjusted net income of $11 million.
2.Integration related expenses with respect to the Chimerix acquisition.

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION - CERTAIN LINE ITEMS
(In thousands, except percentages)
(Unaudited)

	Three months ended December 31, 2025
	Cost of product sales	Gross margin	SG&A	R&D	Intangible asset amortization	Interest expense, net	Income tax expense	Effective tax rate
GAAP Reported	$153,528	86.4%	$406,212	$213,909	$169,742	$45,406	$4,963	2.4%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(169,742)	—	—	—
Share-based compensation expense	(5,068)	0.5	(42,654)	(23,132)	—	—	—	—
Acquisition accounting inventory fair value step-up	(40,604)	3.7	—	—	—	—	—	—
Integration related expenses	(1,015)	—	(3,025)	(862)	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	68,665	12.5
Total of non-GAAP adjustments	(46,687)	4.2	(45,679)	(23,994)	(169,742)	—	68,665	12.5
Non-GAAP Adjusted	$106,841	90.6%	$360,533	$189,915	$—	$45,406	$73,628	14.9%

	Three months ended December 31, 2024
	Cost of product sales	Gross margin	SG&A	R&D	Intangible asset amortization	Interest expense, net	Income tax benefit	Effective tax rate
GAAP Reported	$128,713	87.4%	$369,287	$240,500	$158,903	$51,256	$(57,912)	(43.5)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(158,903)	—	—	—
Share-based compensation expense	(4,427)	0.5	(46,120)	(19,643)	—	—	—	—
Acquisition accounting inventory fair value step-up	(37,794)	3.7	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	57,477	43.4
Total of non-GAAP adjustments	(42,221)	4.2	(46,120)	(19,643)	(158,903)	—	57,477	43.4
Non-GAAP Adjusted	$86,492	91.6%	$323,167	$220,857	$—	$51,256	$(435)	(0.1)%

JAZZ PHARMACEUTICALS PLC
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION - CERTAIN LINE ITEMS
(In thousands, except percentages)
(Unaudited)

	Year ended December 31, 2025
	Cost of product sales	Gross margin	SG&A	R&D	Intangible asset amortization	Acquired IPR&D	Interest expense, net	Income tax benefit	Effective tax rate
GAAP Reported	$503,296	87.5%	$1,809,271	$782,736	$654,661	$947,862	$195,051	$(272,443)	43.4%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(654,661)	—	—	—	—
Share-based compensation expense	(18,031)	0.5	(186,622)	(86,480)	—	—	—	—	—
Integration related expenses	(1,301)	—	(19,394)	(9,611)	—	—	—	—	—
Acquisition accounting inventory fair value step-up	(147,948)	3.6	—	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	245,976	(48.7)
Total of non-GAAP adjustments	(167,280)	4.1	(206,016)	(96,091)	(654,661)	—	—	245,976	(48.7)
Non-GAAP Adjusted	$336,016	91.6%	$1,603,255	$686,645	$—	$947,862	$195,051	$(26,467)	(5.3)%

	Year ended December 31, 2024
	Cost of product sales	Gross margin	SG&A	R&D	Intangible asset amortization	Acquired IPR&D	Interest expense, net	Income tax expense (benefit)	Effective tax rate
GAAP Reported	$445,713	88.3%	$1,385,294	$884,000	$627,313	$10,000	$238,097	$(91,429)	(19.4)%
Non-GAAP Adjustments:
Intangible asset amortization	—	—	—	—	(627,313)	—	—	—	—
Share-based compensation expense	(14,802)	0.5	(158,570)	(74,673)	—	—	—	—	—
Acquisition accounting inventory fair value step-up	(135,014)	3.5	—	—	—	—	—	—	—
Income tax effect of above adjustments	—	—	—	—	—	—	—	218,522	28.0
Total of non-GAAP adjustments	(149,816)	4.0	(158,570)	(74,673)	(627,313)	—	—	218,522	28.0
Non-GAAP Adjusted	$295,897	92.3%	$1,226,724	$809,327	$—	$10,000	$238,097	$127,093	8.6%

JAZZ PHARMACEUTICALS PLC
RECONCILIATION OF 2026 GAAP TO NON-GAAP GUIDANCE MEASURES

	Projected Range
(In millions, except percentages)	Low	High
GAAP gross margin on total revenues	89%	90%
Acquisition accounting inventory fair value step-up	1%	1%
Non-GAAP gross margin on total revenues	90%	91%

GAAP SG&A expenses	$1,424	$1,497
Share-based compensation expense	(164)	(177)
Non-GAAP SG&A expenses	$1,260	$1,320

GAAP R&D expenses	$811	$867
Share-based compensation expense	(86)	(92)
Non-GAAP R&D expenses	$725	$775

GAAP effective tax rate	0%	10%
Income tax effect of GAAP to non-GAAP reconciling items	11.5%	3.5%
Non-GAAP effective tax rate	11.5%	13.5%

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